Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports Earnings

for the Quarter and Six Months Ended December 31, 2005

Medway, MA, February 1, 2006 – Service Bancorp, Inc. (OTC Bulletin Board:SERC), the bank holding company for Strata Bank, announced net income for the quarter ended December 31, 2005 of $328,000, or $0.20 per share, compared with $536,000, or $0.32 per share, for the same quarter a year ago, a decrease of $208,000, or 38.8%. Net income for the six months ended December 31, 2005 was $1.0 million, or $0.61 per share, compared with net income of $995,000, or $0.60 per share, for the six months ended December 31, 2004, an increase of $13,000, or 1.3%. The results for the most recent quarter and six-month periods reflect an increase in equity compensation charges, net of taxes, of $188,000, or $0.11 per share, compared to the same periods a year ago.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “ I am pleased to report that we have experienced double digit growth in our commercial loan portfolio and have increased our percentages in both residential and personal loans since the beginning of the year. The increase in equity compensation charges resulted from stock grants made as of December 1, 2005 to executive officers and directors. These were the first equity awards that we have granted since December 2002. We will continue to maintain our record of solid growth and performance by doing what we do best at Strata Bank – providing quality service to our customers with a variety of tailored programs and products that suit their immediate and future needs.”

The Company’s total assets were $370.9 million as of December 31, 2005, compared with $350.6 million as of June 30, 2005, an increase of $20.3 million, or 5.8%. The increase in assets reflects the Company’s continuing success in growing its loan portfolio. Total gross loans increased $19.4 million, or 7.0%, since June 30, 2005 to $295.5 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $13.3 million, or 12.6%, during the six months ended December 31, 2005 to $119.4 million. The Company, through its residential loan origination division, the Strata Mortgage Center, increased residential real estate loans by $5.7 million, or 3.9%, to $152.8 million. The growth in residential loans since June 30, 2005 was net of sales of $4.2 million. The Company was also successful in increasing home equity loans since June 30, 2005 by $465,000, or 2.1%, to $22.3 million.

Investment securities, which consist primarily of federal agency bonds, mortgage-backed securities and corporate bonds, were maintained at the June 30, 2005 level of $55 million. Total deposits decreased $8.9 million, or 3.5%, since June 30, 2005 to $245.9 million. Core deposits decreased $14.8 million, or 9.7%. The largest decrease was in certain NOW accounts used by attorneys in connection with residential loan closings. These deposits typically fluctuate with the seasonality of the residential loan market. Certificates of deposit increased $5.9 million, or 5.8%, due to several certificate promotions during the six months ended December 31, 2005. In order to provide additional funding for this year’s loan growth, the Company increased borrowings primarily from the Federal Home Loan Bank of Boston by $28.6 million, or 42.2%, since June 30, 2005.

For the quarter ended December 31, 2005, net interest income increased $193,000, or 6.9%, over the same quarter last year. Average loans were $40.9 million higher compared to the same quarter last year, which was a major contributor to the increase in net interest income. Average certificates of deposit increased $17.6 million and average borrowings increased $29.1 million while average core deposits were $7.9 million lower than the same quarter last year. Yield on earning-assets increased 39 basis points to 5.85% for the quarter ended December 31, 2005 while the cost of interest-bearing liabilities increased 61 basis points to 2.79%. The interest rate spread for the quarter ended December 31, 2005 was 3.06%, a decline of 22 basis points from the same quarter last year. The interest rate margin for the quarter ended December 31, 2005 was 3.45%, 16 basis points lower than the same quarter last year. The decrease in interest rate spread and margin reflects the rising rate environment over the past year as certain of the Company’s liability costs have risen faster than yields on earning assets. However, the effect on net interest income from the decrease in interest rate spread and margin was more than offset by the increase in earning assets, primarily loans.

Non-interest income was $417,000 for the quarter ended December 31, 2005, $14,000, or 3.2%, lower than the same quarter last year. This quarter’s gains on the sale of residential loans were $21,000, which was $11,000 lower than the same quarter last year. Net gains from the sale of securities were $5,000, which was $7,000 lower than the same quarter last year. Service charges and other income were slightly higher and totaled $391,000 for the quarter ended December 31, 2005.

Total non-interest expense for the quarter ended December 31, 2005 was $2.8 million, an increase of $492,000, or 21.2%. Included in this quarter’s expenses was an additional charge of $307,000 related to restricted stock awards of the Company’s common stock granted as of December 1, 2005 to executive officers and members of the Board of Directors of the Company. These awards are more fully described in the Company’s Form 8-K report filed with the Securities and Exchange Commission on October 25, 2005. Excluding this charge, non-interest expense increased $185,000 compared to the same quarter last year, which was consistent with the growth in operations.

The provision for loan losses was $68,000 for the quarter ended December 31, 2005, $41,000 lower than the same quarter a year ago due to this quarter’s loan sale and lower level of net loan growth. The allowance for loan losses totaled $2.7 million at December 31, 2005 and represented .91% of loans outstanding, slightly higher than the .90% at June 30, 2005. Non-performing assets totaled $191,000, or 0.05% of total assets at December 31, 2005, compared with $90,000, or 0.03% of total assets at June 30, 2005.

Stockholders’ equity increased to $27.1 million, or $16.56 book value per share, at December 31, 2005 from $26.5 million, or $16.38 book value per share, at June 30, 2005. The Company’s ratio of stockholders’ equity to total assets at December 31, 2005 was 7.30%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2005 was 7.56%. The decrease in the ratio was due to the growth in assets since the beginning of the fiscal year.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Strata Bank is headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	December 31, 2005	June 30, 2005	December 31, 2004
Consolidated Balance Sheet Data:
Total assets	$370,893	$350,602	$332,627
Total loans, net of allowance for loan losses	293,677	274,598	255,183
Short-term investments	4	2,454	4,157
Other investments	54,922	54,563	56,179
Deposits	245,902	254,805	242,557
Borrowings	96,205	67,650	62,325
Stockholders' equity	27,076	26,515	26,337

Capital and Asset Quality Ratios and Other Data:
Stockholders' equity to total assets	7.30%	7.56%	7.92%
Book value per share	$16.56	$16.38	$16.01

Non-performing assets to total assets	0.05%	0.03%	0.00%
Allowance for loan losses to loans	0.91%	0.90%	0.90%

Number of full-service offices	8	8	8
Number of limited-service offices	1	1	1

	Quarter Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Consolidated Statement of Income Data:
Total interest income	$5,097	$4,240	$9,891	$8,266
Total interest expense	2,114	1,450	3,927	2,782

Net interest income	2,983	2,790	5,964	5,484
Provision for loan losses	68	109	200	211

Net interest income, after provision for loan losses	2,915	2,681	5,764	5,273

Service charges and other income	391	387	765	779
Gain on loan sales	21	32	30	32
Gain on securities, net	5	12	247	51

Total non-interest income	417	431	1,042	862

Total non-interest expense	2,813	2,321	5,250	4,670

Income before income taxes	519	791	1,556	1,465
Income taxes	191	255	548	470

Net income	$328	$536	$1,008	$995

Earnings per share:
Basic	$0.20	$0.33	$0.62	$0.61

Diluted	$0.20	$0.32	$0.61	$0.60

Weighted average shares:
Basic	1,622,266	1,643,159	1,621,059	1,640,086

Diluted	1,643,890	1,666,942	1,643,092	1,664,633

Performance Ratios:
Annualized return on average assets	0.35%	0.65%	0.55%	0.61%
Annualized return on average equity	4.82%	8.16%	7.43%	7.67%
Net interest spread	3.06%	3.28%	3.14%	3.30%
Net interest margin	3.45%	3.62%	3.51%	3.63%